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Exhibit 10.4

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made and entered into by and between Pennaco Energy, Inc., whose address is P. O. Box 3128, Houston, Texas 77253, hereinafter referred to as "Seller", and Pinnacle Gas Resources, Inc., whose address is 1 East Alger, Suite 206, Sheridan, Wyoming 82801 hereinafter referred to as "Buyer". Seller and Buyer are sometimes referred to individually as a "Party" or collectively as the "Parties". The terms and conditions of this Agreement are as follows:

I. PURPOSE

Subject to the other terms, conditions and provisions of this Agreement, Seller agrees to sell and Buyer agrees to purchase effective as of March 1, 2005, (the "Effective Date"), (1) all of Seller's right, title and interest in and to the oil and gas leases identified on Exhibit "A", (hereinafter "Oil and Gas Leases"), (2) Seller's interest in the wells described on Exhibit "C", including the equipment and any plugging obligation/liability associated therewith, together with core analyses based on cores or other data derived therefrom (hereinafter "Wells"), and (3) all assignable rights and obligations arising under or from contracts, permits and other agreements, documents or licenses applicable to the Oil and Gas Leases and/or the Wells, including but not limited to drilling permits, surface use/damage agreements, well location and/or archaeological surveys, rights-of-ways and easements, and gas transportation and/or dedication agreements (hereinafter "Contracts"), (the Oil and Gas Leases, Wells and Contracts being hereinafter collectively referred to as "Assets").

II. EXHIBITS

EXHIBIT A	Lease Schedule
Exhibit A-1 Wyoming Leasehold
Exhibit A-2 Montana Leasehold
EXHIBIT B	Assignment Form
EXHIBIT C	Wells Assigned
EXHIBIT D	Lease Extensions
EXHIBIT E	CMS Gas Gathering and Gas Purchase Contracts

III. ASSIGNMENT OF ASSETS

A.
Earnest Money. Upon execution of this Agreement by the Parties, Buyer has given Seller Two Million Dollars ($2,000,000) (the "Escrow Amount") as earnest money hereunder.

B.
Closing. Except as otherwise mutually agreed, the Parties shall meet at a mutually approved location for a closing hereunder ("Closing") on or before March 31, 2005 ("Closing Date"). If Closing does not occur hereunder by the Closing Date due to Seller's default, then the Escrow Amount will be returned to Buyer within five (5) business days following Seller's receipt of Buyer's written request therefor. If Closing does not occur hereunder by the Closing Date due to Buyer's default hereunder, then Seller may retain the Escrow Amount as liquidated damages.

C.
Actions at Closing. At the Closing,

1.
Seller will deliver to Buyer an assignment of all of Seller's right, title and interest, in and to the Assets, such assignment to be in the form attached hereto as Exhibit "B." Seller will, also, deliver executed governmental form assignments, as applicable, covering governmental leases included in the Oil and Gas Leases, such governmental form assignments to include the entirety of what Seller owns in such applicable leases, whether that be solely record title or operating rights or combined record title and operating rights.

2.
Buyer will deliver or caused to be delivered to Seller readily available funds in the amount of the Adjusted Purchase Price.

D.
Purchase Price. The Purchase Price is agreed to be Eleven Million Seven Hundred Fifty Thousand Dollars ($11,750,000). The Adjusted Purchase Price is the Purchase Price minus the Escrow Amount and plus and/or minus adjustments made pursuant to Article III.E. and Article IV.

E.
Well to be Assigned. At least ten (10) days prior to the Closing Date set forth herein, Seller shall provide to Buyer the well design and permit information pertaining to the Wells along with an accounting of the actual costs of drilling, completing, coring and core analysis of the Wells. The Wells and personal property (surface and subsurface) assigned hereunder will be assigned "WHERE IS, AS IS, WITH ALL FAULTS", and without any warranties or representations of any kind or character, express, implied or statutory, regarding the condition or state of repair or fitness for any purpose of any of such Wells, equipment and personal. After Closing, Buyer will promptly receive all available core and core analysis for the core wells. Buyer agrees to pay the documented well, coring and core analysis costs on the Closing Date.

F.
Lease Files. After Closing Seller shall deliver to Buyer originals and/or copies of Seller's files and records pertaining to the Oil and Gas Leases, including any amendments or ratifications or extensions thereof, evidence of the payment of bonus and delay rentals and lessors' last known address and social security/tax identification numbers, along with files and records for any related contracts, surface use agreements, water well agreements, drilling permits, well location surveys and water discharge permits that are part of the Assets.

IV. TITLE EXAMINATION

A.
Due Diligence Period; Access to Title and Other Information. The "Due Diligence Period" is that period of time commencing with the execution date of this Agreement and continuing until March 24, 2005. Seller shall make available to Buyer and its representatives Seller's Oil and Gas Lease files and all other lease information relating to the acquisition, title and maintenance of the Oil and Gas Leases, such as ownership, encumbrance and all contracts that affect the Oil and Gas Leases and that will be transferred hereunder, including all surface use agreements, water well agreements, and water discharge permits in its possession or available to it. The location for the due diligence review will be at Seller's Houston, Texas office which is located at 5555 San Felipe. This location may be moved to such other place as is mutually acceptable to the Parties. All examination of these records shall take place during normal business hours. Seller shall not be obligated to perform any title work, nor to bring abstracts or title opinions current.

B.
Title Defects. A Title Defect under this Agreement is:

1.
When Seller owns less than the net acres in any of the Oil and Gas Leases as set forth on Exhibit "A."

2.
When Seller's net acres in any of the Oil and Gas Leases as shown on the Exhibit "A" is subject to reduction by virtue of the exercise by any other party of a reversionary interest, back-in or similar right not disclosed on said Exhibit "A".

3.
When Seller's net acres in any of the Oil and Gas Leases as shown on the Exhibit "A" is subject to any outstanding mortgage, deed of trust, security interest, lien or encumbrance or other adverse claim.

4.
When Seller has failed to provide Buyer with all waivers of any preferential rights and/or consents to assign affecting any of the Oil and Gas Leases being assigned hereunder.

5.
When the average net revenue interest for the Oil and Gas leases on Exhibit "A" is less than eighty percent (80%).

C.
Notice of Title Defects. Upon discovery of any Title Defect, Buyer shall notify Seller in writing of the nature and extent and interest affected by said defect. Any Title Defect not brought to Seller's attention on or before close of business at 5:00 P. M. CST, on March 24, 2005 shall be deemed waived by Buyer for all purposes. Seller may elect to cure any Title Defect to the reasonable satisfaction of Buyer provided all such curative is accomplished prior to the Closing Date.

D.
Remedies for Title Defects. In the event of any title defect not timely cured to the reasonable satisfaction of Buyer, Buyer shall have the unilateral right to:

1.
Adjust the Purchase. Price downward by (a) Forty-five Dollars ($45) per net acre for lands located in Montana and Eighty Dollars ($80) per net acre for lands located in Wyoming and affected by a Title Defect described in Article IV.B.1 or 4, (b) an amount mutually agreed between Seller and Buyer for Title Defects described in Article IV.B.2, 3 or 5;

2.
Terminate this agreement without penalty or further obligation if the total number of net acres affected by Title Defects described in Article IV.B.1 through 4 equals or exceeds 20% of the total net acres as described on Exhibit "A," in which case the Escrow Amount will be returned to Buyer within five (5) business days after Seller's receipt of Buyer's written notice of termination; or

  3.
  Proceed with the Closing without such Title Defect being cured to the Acquiring Party's satisfaction.

V. ASSIGNMENTS; SPECIAL WARRANTY

All assignments of oil and gas leases under this Agreement shall be on the form attached hereto as Exhibit "B" together with necessary governmental assignment forms, which shall be deemed to be subject to the terms of this Agreement and the terms contained in the Exhibit "B" assignment form, whether or not expressly made subject thereto. The Parties shall also provide such other supporting documents as may be necessary or convenient to effect the transfer of the interests contemplated herein. Seller specially warrants title against claims of persons claiming by, through or under Seller only, but not otherwise, and with no other warranty of title, either express or implied. Any assignment hereafter executed shall specifically refer to, and be made subject to, the terms and conditions hereof.

VI. LEASE EXTENSIONS

Seller agrees to extend the oil and gas leases described on Exhibit D prior to Closing. Such extensions will be done in accordance with the terms and conditions of the individual oil and gas leases and the costs associated with extending these leases will be paid for by the Seller.

VII. RENTAL OBLIGATIONS

Seller agrees to continue to pay rentals, minimum royalties, surface use fees and similar payments associated with the Oil and Gas Leases and any surface use or other agreements to be assigned hereunder through the end of April, 2005. The payments to be made by Seller pursuant to the previous sentence will be for applicable payments with due dates through May, 2005. Seller is agreeing to make these payments solely as an accommodation to Buyer, so that Buyer will have time to update its records and accounting systems to incorporate the Oil and Gas Leases and Assets. Buyer hereby waives any claim it may have against Seller for Seller's failure, if any, to timely or correctly make any payments agreed to hereunder, except any such failures arising from Seller's gross negligence; and Seller shall not be liable to Buyer for any failure to timely or correctly make such payments, except for any failure arising from Seller's gross negligence or willful misconduct.

Buyer agrees, within thirty (30) days after receipt of an invoice from Seller, to reimburse Seller for any rental, minimum royalty, surface use fee or similar payments associated with the Oil and Gas Leases or Assets, paid by Seller (pursuant to this Article VII or otherwise), the due date of which is on or after the Effective Date.

VIII. NON-COMPETE OBLIGATION

Seller agrees that it will not acquire any coal bed methane interests in the oil and gas leases described on Exhibits A-1 and A-2 without offering to convey such interests to Buyer at Seller's actual costs, for a period of 2 years from March 31, 2005. Seller will retain the right to obtain oil and gas interest(s) in the remaining geologic horizons for the future exploration and development of conventional oil and gas deposits associated with oil and gas leases described on Exhibits A-1 and A-2.

IX. CONFIDENTIALITY

The Parties shall maintain strict confidentiality as to the Purchase Price and further agree not to disclose to any person other than their respective Representatives the terms and conditions of this Agreement.

In the event either Party or their Representatives are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process from a governmental authority, agency or tribunal) to disclose the terms and conditions of this Agreement, the Party requested to provide such information shall provide prompt notice of such request to the other Party so that either Party may seek an appropriate protective order and/or waive compliance with the provisions of this Agreement. Further, it is agreed that if, failing the entry of a protective order or the receipt of a waiver hereunder, a Party or its Representatives are, in the opinion of counsel, compelled to disclose such information under pain of liability for contempt or other censure or penalty, such information may be disclosed to the governmental authority, agency or tribunal without liability hereunder; provided, however, that the Parties agree to exercise their best efforts to obtain other reliable assurance that confidential treatment will be accorded to such disclosed information.

X. TERM OF AGREEMENT

This Agreement shall be binding upon both Parties upon execution hereof and shall be effective as of the execution date and shall remain in full force and effect until Closing, with the exception of Article V., Article VII, Article IX, and Article XI.K., which provisions shall survive Closing.

XI. MISCELLANEOUS

A.
Titles for Convenience Only. The headings used in this Agreement are inserted for convenience only and shall be disregarded in construing this Agreement.

B.
Severability. It is the intent of the Parties that the provisions contained in this Agreement shall be severable. Should the whole or any portion of a condition be held void or invalid, as a matter of law, such holding shall not affect other portions thereof, which can be given effect without the invalid or void portion.

C.
Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and to their respective legal representatives, successors and assigns.

D.
Compliance With Laws And Regulations. The Parties shall each comply with all laws, rules and regulations of government authority in its operations hereunder.

E.
Errors and Omissions. The Parties agree that in the event an agreement or assignment that is subsequently prepared as a result of this Agreement contain an omission or error the Party discovering the omission or error will promptly provide written notice of the omission or error to the other Party as provided for herein. Upon receiving such written notice the Parties will work together to obtain a reasonable resolution to the matter in a timely manner. This provision will not apply to the terms and conditions of this Agreement.

F.
Governing Law. This Agreement shall be governed by, construed, interpreted and applied in accordance with the laws of the State of Wyoming excluding any choice of law rules, which would refer the matter to the laws of another jurisdiction.

G.
Like-Kind Exchange. Either Party shall have the option, until five (5) days prior to Closing, to structure the Closing of this transaction in such a manner so as to qualify as part of a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code. Each Party will cooperate with the other Party to facilitate a "like-kind" exchange(s), including a three corner exchange(s). In the event either Party desires such an exchange(s), such Party shall timely notify the other Party, in writing, of its intent, and the Party desiring the Section 1031 structuring shall be responsible for arrangement of the structure for the exchange(s), compliance with time limits on like-kind exchange(s), the preparation of appropriate documents to complete the transaction, and all additional costs directly related thereto. The Party effectuating a Section 1031 exchange hereunder shall defend, indemnify and hold harmless the other Party, its affiliates and subsidiary corporations, as well as its officers, directors, shareholders and employees, from and against any and all claims, suits, causes of action, demands, liabilities, judgments, fines, penalties, expenses (including, without limitation, court costs and reasonable attorney's fees), damages and losses of whatsoever kind or nature that relate to or are attributable to any actions taken pursuant to this Article X.G.

H.
Notices. Any notice given hereunder shall be in writing and shall be delivered personally, by facsimile (Fax), or by registered or certified mail, postage prepaid to the Parties at the following addresses during normal business hours:

SELLER:
Pennaco Energy, Inc:
c/o Marathon Oil Company
Attn: Jon Wilcox
P. O. Box 3128
Houston, TX 77253
Phone (713) 296-3337
Fax (713) 296-3396

BUYER:
Pinnacle Gas Resources, Inc.
Attn: Karl M. Eppich
1 East Alger, Suite 206
Sheridan, WY 82801
Phone (307) 673-9710
Fax (307) 673-9711

  Each Party may change its address at any time and from time to time by giving written notice to the other Parties.

I.
Entire Agreement. This Agreement and its Exhibits constitute the entire understanding between the Parties with respect to the subject matter hereof, superseding all related negotiations, prior discussions and prior agreements and understandings. No amendment hereto shall be binding unless mutually agreed to in a written instrument specifically made subject to this Agreement.

J.
Counterpart Execution. This Agreement may be executed in a number of counterparts, each of which shall be considered an original for all purposes, but shall not be binding until fully executed by all Parties.

K.
Indemnity. Buyer agrees to indemnify, defend and hold harmless Seller, its employees, officers, directors and agents from and against all claims, damages or causes of action arising from Buyer's, its successors and/or assigns ownership or operation of the Assets.

IN WITNESS WHEREOF, this Agreement is executed this 28th day of February 2005, but effective as of the date hereinabove provided.

SELLER:
PENNACO ENERGY, INC.
/s/ GARY NEWBERRY Garry Newberry Attorney-in-Fact
BUYER:
PINNACLE GAS RESOURCES, INC.
/s/ PETER G. SCHOOMAKER Peter G. Schoomaker CEO

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  Exhibit 10.4
PURCHASE AND SALE AGREEMENT
I. PURPOSE
II. EXHIBITS
III. ASSIGNMENT OF ASSETS
IV. TITLE EXAMINATION
V. ASSIGNMENTS; SPECIAL WARRANTY
VI. LEASE EXTENSIONS
VII. RENTAL OBLIGATIONS
VIII. NON-COMPETE OBLIGATION
IX. CONFIDENTIALITY
X. TERM OF AGREEMENT
XI. MISCELLANEOUS